Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This negotiated Separation Agreement and General Release (“Agreement”) is made and entered into between JOSEPH M. GOODMAN on his own behalf and on behalf of his heirs, executors, administrators, attorneys, successors and assigns (“EXECUTIVE”) and Goodman Networks, Inc., and each and every officer, director, executive, agent, parent, subsidiary, wholly owned company, affiliate and division, and their successors, assigns, beneficiaries, legal representatives, insurers and heirs (collectively “COMPANY”) (the EXECUTIVE and the COMPANY are referred to collectively as the “Parties”).

Reference is hereby made to that certain Amended and Restated Employment Agreement, effective October 16, 2012 (and reference therein to the Executive Employment Agreement effective January 1, 2007), and the First Amendment to the Amended and Restated Employment Agreement effective April 11, 2014 by and between the COMPANY and the EXECUTIVE (the “Employment Agreement”) and all capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Employment Agreement.

The Parties desire to resolve all matters related to the EXECUTIVE’s employment with COMPANY and relationship with the COMPANY, including all matters arising under the Employment Agreement and matters related to his separation from employment at COMPANY without cause, effective December 31, 2014 (“Separation Date”), which date is no later than thirty (30) days from the date the COMPANY provided written notice to EXECUTIVE as required under Section 5.4 of Employment Agreement. In consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Consideration. In exchange for the promises made herein, the Parties agree that:

a.	As the Executive’s Final Compensation and Final Bonus pursuant to the Employment Agreement, the following described in clauses 1(a)(i) through 1(a)(v) shall be paid or provided by the COMPANY to the EXECUTIVE:

(i). On the effective date of this Agreement, which is the eighth (8) day after the EXECUTIVE signs this Agreement (“Effective Date”), the COMPANY shall pay EXECUTIVE the amount of Base Salary as of such date that has been earned through the Separation Date but has not been paid;

(ii) On the Effective Date of this Agreement, the COMPANY shall pay EXECUTIVE all PTO accrued but unused through the Separation Date according to State requirements with all PTO to cease to accrue as of the Separation Date;

(iii) The COMPANY shall pay, subject to and contingent upon approval by the Board of Directors, the full amount of the EXECUTIVE’s Management Bonus for calendar year 2014 on the Company’s regularly scheduled payout date.

(iv) The COMPANY shall pay the full amount of the Retention Bonus for calendar year 2014 payable on December 12, 2014.

(v) The COMPANY shall reimburse EXECUTIVE, no later than December 31, 2014, for the EXECUTIVE’s business expenses which have been incurred but not reimbursed by the Separation Date, subject to substantiation prior to such date by the EXECUTIVE in accordance with the COMPANY’s expense reimbursement policies.

b.	The COMPANY agrees to pay EXECUTIVE cash severance benefits, subject to all applicable federal, state and local income and payroll taxes, deductions and withholdings, totaling thirty-six (36) months of Base Salary provided EXECUTIVE complies with Sections 7 (as amended herein), 8, 9 and 10 of the Employment Agreement. Payments are to begin on the COMPANY’s next regular payroll period which is at least five (5) business days following the Effective Date of this Agreement, and shall be made and continue bi-weekly pursuant to the COMPANY’S standard payroll practices. However, if the 60 day period within which to consider signing this Agreement begins in calendar year 2014 and ends in calendar year 2015, the first severance payment shall not be made until after January 1, 2015 regardless of when this Agreement is signed by EXECUTIVE.

c.	No later than forty-five days after the Separation Date, the COMPANY shall obtain title to the cars used by EXECUTIVE (VIN # 4JGBF8GE8CA789760 and VIN # 1FT7W2BT6BEB38700) and shall irrevocably transfer title to such cars to EXECUTIVE and shall pay all fees, taxes, payments or other amounts necessary to effectuate such transfer of title. EXECUTIVE agrees and acknowledges that after transfer of the title to the automobile to him, the COMPANY shall no longer be responsible for providing insurance or maintenance for the automobile in any manner and EXECUTIVE shall be responsible for all costs associated with the vehicle from that date forward. EXECUTIVE agrees and acknowledges that the COMPANY’s Executive Vehicle Program shall no longer apply.

d.	Upon the Separation Date, EXECUTIVE shall have the right, but not the obligation, to request that the COMPANY pay a Real Estate Keep Whole Amount related to his primary residence in Boerne, Texas as described in Section 4.8 of the Employment Agreement provided such request be made in writing and accompanied with a fair market appraisal within thirty (30) days of the Separation Date.

e.

EXECUTIVE may have the right to continue certain benefits pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”) after the Separation Date and will receive a notification of COBRA rights under separate cover. Provided EXECUTIVE validly and timely elects COBRA continuation coverage, to the extent permitted by law, the COMPANY agrees to pay up to 100% of the COBRA premiums to continue medical, dental, and vision insurance coverage under the COMPANY’s group health insurance plan for EXECUTIVE and his “qualified beneficiaries” (as defined by COBRA) in accordance with COBRA and the terms of the COMPANY’s group health insurance plan, as it may be amended from time to time (the “Health Benefits”) for a period of up to thirty-six (36) months or such shorter period allowed by COBRA from the Separation Date. EXECUTIVE understands and agrees that payments made pursuant to this Paragraph 1(e) shall be included in his taxable income to the extent required by applicable law. EXECUTIVE and the COMPANY agree that the foregoing period of COMPANY-paid COBRA coverage shall count against, and reduce, the otherwise applicable period during which the EXECUTIVE and his “qualified beneficiaries” (as defined by COBRA) would be entitled to receive COBRA coverage that is not so paid by the COMPANY. Notwithstanding the foregoing, if the payments made pursuant to this Paragraph 1(e) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties as determined under final regulations promulgated pursuant to the Patient Protection and Affordable Care Act of 2010 (“PPACA”), the Company shall reform Paragraph 1(e) in a manner as is necessary to comply with PPACA.

f.	The COMPANY agrees to pay up to 100% of the monthly premium on the (i) North American Company for Life and Health Insurance Buy Sell Policy Number L014978830, (ii) North American Company for Life and Health Insurance Buy Sell Policy Number LB00850080, (iii) current COMPANY-provided Basic Life and AD&D Life Insurance Policy, (iv) current COMPANY-provided Voluntary Employee Life and AD&D Life Insurance Policy, (v) current COMPANY-provided Spouse Voluntary Life and AD&D Life Insurance Policy and (vi) current COMPANY-provided Child Voluntary Life Insurance Policy (collectively, the “Respective Policies”) for a period of up to thirty-six (36) months or such shorter period as allowed by the Respective Policy from the Separation Date, to the extent permitted by law and subject to EXECUTIVE validly electing to continue such coverage. After the 36 month period expires, to the extent permitted by law and the Respective Policy, EXECUTIVE may have the option to continue to pay the monthly premiums himself in accordance with the Respective Policy. If any of the Respective Policies expire, the COMPANY shall procure a substantially similar policy for EXECUTIVE and pay 100% of the monthly premium on such policy for the remainder of the 36 month period. EXECUTIVE understands and agrees that payments made pursuant to this Paragraph 1(f) shall be included in his taxable income to the extent required by applicable law. Notwithstanding the foregoing, if the payments made pursuant to this Paragraph 1(f) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties as determined under final regulations promulgated pursuant to PPACA, the Company shall reform Paragraph 1(f) in a manner as is necessary to comply with PPACA.

g.

Notwithstanding any contrary provisions of the applicable Stock Option Award Agreements governing stock options granted to EXECUTIVE pursuant to Section 4.3 or Section 4.9 of the Employment Agreement, on and following the Effective Date, any outstanding stock options with respect to the COMPANY’s stock held by EXECUTIVE on the Separation Date (i) shall be fully vested and exercisable to the extent not previously vested and exercisable; and (ii) may be exercised until the earlier of (a) the expiration date of the original “Option Period” as defined under such

Stock Option Award Agreements (or such comparable defined term relating to the period of exercisability of the stock options), or (b) the tenth (10th) anniversary of the date of grant of the respective stock option. The COMPANY and EXECUTIVE agree to executive such other documents in connection with the foregoing, including an amendment to the applicable Stock Option Award Agreements, as the COMPANY may determine should be executed to effectuate the foregoing provisions.

h.	EXECUTIVE acknowledges and agrees that he shall not be entitled any severance payment provided under this Agreement if he fails to return all assets and equipment provided to him for the performance of his duties as requested by the COMPANY.

i.	EXECUTIVE acknowledges that the foregoing is adequate consideration for this Agreement.

2. Acknowledgements. EXECUTIVE acknowledges that: (i) he has been paid for all hours worked, and paid all remuneration owed to him, including but not limited to all wages, bonuses, and all other payments, (ii) he has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim, (iii) he has received payment for any accrued, but unused, paid time off and has no accrued but unused PTO due to him, (iv) he has received any leave to which he was entitled during his employment, (v) he has not been retaliated or discriminated against because he took a family or medical leave or any reason protected by law, (vi) COMPANY has not interfered with his ability to request or take such leaves, (vii) except as otherwise provided in this Agreement or provided by law, all other employment related benefits terminated as of the Separation Date, and (viii) he has returned all assets and equipment provided to him for the performance of his duties. EXECUTIVE will not be entitled to compensation for any bonus plan, savings plan, incentive plan or benefit not specifically mentioned within this Agreement.

3. Release of All Claims. The Parties intend to effectuate with this Agreement the complete extinguishment of any and all claims, known or unknown, and actions of any nature whatsoever, from the beginning of time to the effective date of this Agreement and to release and forever discharge COMPANY of and from any and all manner of actions, causes of actions, charges, suits, rights to attorneys’ fees or costs, debts, obligations, claims, and demands whatsoever in law or equity by reason of any matter, cause or thing whatsoever, and particularly, but without limitation of the foregoing general terms, by reason of any claims or actions arising from EXECUTIVE’s separation of employment with COMPANY. In addition, he unconditionally releases, discharges, waives, and holds harmless the COMPANY from each and every other claim, cause of action, right, liability, penalty, expense, or demand of any kind and nature, whether or not presently known to exist.

With respect to the claims that EXECUTIVE is releasing and waiving, he is releasing and waiving not only his right to recover money or other relief in any action that he might institute, but also he is releasing and waiving his right to recover money or other relief in any action that might be brought on his behalf by any other person or entity including, but not limited to, the United States Equal Employment Opportunity Commission, the Department of Labor, or any other federal, state or local governmental agency or department. EXECUTIVE acknowledges and agrees that the released claims include any that have been or may hereafter be asserted on EXECUTIVE’s behalf in any class or collective action relating to his employment and/or the termination of his employment with the COMPANY (“Class/Collective Action”). Accordingly: (a) EXECUTIVE waives any right to participate in any Class/Collective Action, including serving as a class representative or named plaintiff; and (b) EXECUTIVE waives any right to receive notice of any pending or resolved Class/Collective Action. In the event that EXECUTIVE is included or identified as a member or potential member of a class or collective in Class/Collective Action, he agrees to (i) opt out of such proceeding after learning of his inclusion by executing without objection or delay any opt out form presented to him, and/or (ii) not to opt in to such proceeding.

Excluded from the release and waiver are any claims or rights which cannot be waived by law, such as his right to file a charge with an administrative agency or participate in any agency investigation. EXECUTIVE is, however, waiving his right to recover any money in connection with such a charge or investigation. If a lawful subpoena to testify before any entity is issued to EXECUTIVE, he will immediately notify COMPANY and provide it with a copy of the subpoena.

This Agreement is a full and final bar to any claims that EXECUTIVE may have against COMPANY, including, without limitation, any claims:

(a) arising from his terms and conditions of employment, separation from employment, or the employment practices of the COMPANY, including but not limited to claims alleging a violation of personnel policies, benefit plans, procedures, and handbooks;

(b) relating to any claims for punitive or compensatory damages; back and/or front pay claims and fringe benefits including bonuses; disability benefits; penalties; interest; or payment of any attorneys’ fees, costs or expenses for him;

(c) arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefits Protection Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Consolidated Omnibus Reconciliation Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Re-Employment Rights Act, Texas Commission on Human Rights Act/Texas Employment Discrimination Law, Texas Disability Discrimination Law, Texas whistleblower protection statute, Texas Minimum Wage Act, Texas wage payment law, state and local human rights and/or discrimination laws, state and local wage and hour laws, state and local equal pay laws, state and local leave laws, state and local whistleblower laws, state and local unfair competition laws, and claims alleging discrimination or harassment or aider and abettor liability on the basis of pregnancy, age, race, color, gender (including sexual harassment), national origin, ancestry, disability, medical condition, genetic information, religion, sexual orientation, marital status, caregiver status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; and,

(d) based on any express or implied contract or covenant of good faith and fair dealing, tort, common law, negligence, constitutional, statutory, whistleblower, public policy, personal injury, invasion of privacy, defamation, emotional distress, retaliation, detrimental reliance, or wrongful discharge theory.

EXECUTIVE expressly understands that among the various rights and claims being released and waived in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”). This general release does not cover rights or claims under the ADEA arising after he signs this Agreement.

Notwithstanding anything to the contrary herein, this Agreement and Executive’s separation from the Company shall not preclude Executive from participating in any equity or option purchases between the Company and its shareholders.

4. Covenant Not To Sue. A “covenant not to sue” is a legal term which means EXECUTIVE promises not to file a lawsuit in court. It is different from the Release of claims contained in Paragraph 3 above. Besides waiving and releasing the claims covered by Paragraph 3 above, he further agrees not to sue COMPANY in any forum for any reason, including but not limited to claims, laws or theories covered by the Release language in Paragraph 3 above. Notwithstanding this Covenant Not To Sue, he may bring a claim against COMPANY to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If he sues the COMPANY in violation of this Agreement, he shall be liable to the COMPANY for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if he sues the COMPANY in violation of this Agreement, the COMPANY can require him to return all but $100 of the money paid to him pursuant to this Agreement. In that event, COMPANY shall be excused from making any further payments otherwise owed to EXECUTIVE under the terms of this Agreement.

5. Release of Unknown Claims. For the purpose of implementing a full and complete release, EXECUTIVE expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter; and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

6. Confidentiality. EXECUTIVE warrants that he has not to date and shall not in the future disclose to any person, organization, media, website, social media site, blogger, present or former EXECUTIVE’s of COMPANY, either directly or indirectly, in any manner whatsoever, any information regarding the terms of this Agreement, or any fact concerning its negotiation, execution or implementation. EXECUTIVE may make disclosures regarding this Agreement in a form no more extensive than necessary: (a) to the attorney(s) who are advising him in connection with this Agreement; (b) to his tax accountants, tax preparers of financial accounts; or, (c) to any taxing authority as necessary for the proper payment of taxes due, if any, on the settlement amount. EXECUTIVE shall instruct each of the individuals listed in this Paragraph that the information must be held confidential.

EXECUTIVE acknowledges he has continuing obligations under the Employment Agreement and other Confidentiality and Nondisclosure Agreements he signed with the COMPANY, and that during his employment with COMPANY, he had access to confidential and proprietary information of COMPANY as further defined in the Employment Agreement, any confidentiality agreement and in the COMPANY’s employment handbook. EXECUTIVE understands that the COMPANY and its subsidiaries (including but not limited to Multiband Corporation) has a leading position in a highly technical and extremely competitive business, achieved through years of work in research, development, engineering, marketing, and establishing and maintaining relationships with customers, contractors, subcontractors, manufacturers, and vendors. The COMPANY specializes in, among other things, end-to-end network solutions including design, engineering, deployment, maintenance and decommissioning services; network solutions to wireless carriers, OEMs, backhaul service providers, enterprise and government customers; and LTE deployment, DAS/in-building, small cells, carrier adds, TDM migration, 2G/3G harvesting, field technical solutions, cell site management, drive testing, spectrum conditioning, radio optimization, power upgrades, and PMO support. The COMPANY also has developed substantial favorable goodwill with its customers, contractors, subcontractors, manufacturers, and vendors. The COMPANY’s future success requires that its Confidential Information and other proprietary information be maintained and protected by all employees and others who perform work for the COMPANY.

In order for the COMPANY reasonably to protect its interests against the competitive use of any of the COMPANY’s Confidential Information and other proprietary information, EXECUTIVE covenants that he will not at any time after cessation of his employment with the COMPANY, directly or indirectly communicate, use, transmit electronically or otherwise, or disclose to any person or entity, any information, observations, data, written materials, records and documents or other information concerning the business or affairs of the COMPANY or its licensees or the business or affairs of any supplier or customer of the COMPANY (including without limitation, customer lists or mailing lists, the names, addresses, e-mail addresses and telephone numbers of all subscribers and prospective subscribers to any product or service, and any other personally identifiable information relating to such subscribers), or any processes, equipment or products of the COMPANY or its licensees, or employee lists, compensation data, pricing information, customer or supplier pricing information, vendor information, manuals and training materials, pending projects or proposals, COMPANY financial, technical, business, and credit information or marketing strategies, analyses and market expansion plans, all revenue and profit analyses and projections and all commission structures and statements, all data and tasks maintained in a Siterra database or any other project database; all past, present or future bidding data, forecasts, deliverables, budgets, status reports, and invoices relating to any past, present or future customer, all implemented or planned product and service improvements or changes, all information about the COMPANY’s network configuration, plant or any equipment attached thereto, and any document or data designated as confidential (all of the foregoing are hereinafter referred to as “Confidential Information”). EXECUTIVE agrees he will not transmit electronically or otherwise transfer Confidential Information to any site (including, without limitation, computer tablet, laptop or desktop computer, smartphone, cellular phone, personal digital assistant, cloud storage, electronic storage, website or other electronic device) other than those sites approved in writing by the COMPANY. EXECUTIVE specifically acknowledges and agrees that he may not directly or indirectly provide any Confidential Information to any person or entity to be used to bid on any new work, or any Phase of new work, for any current or future customer of the COMPANY. EXECUTIVE understands and acknowledges that Confidential Information provides the COMPANY a competitive advantage over others who do not have the information, and that the COMPANY would be substantially harmed if Confidential Information were directly or indirectly disclosed or used.

It is understood, however, that these confidentiality obligations do not apply in the event and to the extent that Confidential Information is in the public domain other than as a result of EXECUTIVE’s act or omission. EXECUTIVE acknowledges that the Confidential Information is the sole property of the COMPANY, even if EXECUTIVE helped acquire or develop that Confidential Information. EXECUTIVE acknowledges that all confidential information, including any originals and copies, whether in hardcopy or electronic form, shall at all times remain the property of the COMPANY and shall not be copied, published, transmitted or distributed.

The COMPANY reserves the right to avail itself of all legal or equitable remedies to prevent impermissible use of Confidential Information or proprietary information of the COMPANY or to recover damages incurred as a result of such impermissible use.

7. Restrictive Covenants. The Parties acknowledge that the Employment Agreement contains Section 7.4 entitled Restrictive Covenants. In consideration of the severance and benefits set forth in this Agreement, the Parties acknowledge and agree that the Section 7.4 of the Employment Agreement is amended and replaced in its entirety as follows.

7.4 Restrictive Covenants. Employee acknowledges that in order to effectuate the promise to hold Confidential Information in trust for the Company and in order to protect the Company’s legitimate business interests (which include but are not limited to continuation of contracts and relationships with its customers, its reputation, and its competitive advantage), it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Employee shall not, during his employment at the Company and for the thirty-six (36) month period in which he receives severance after termination of employment for any reason:

(a) Engage in or perform services for a Competing Business. “Competing Business” is one which provides the same or substantially similar products and services as those provided by the Company during Employee’s employment, including, but not limited to telecom consulting, telecom field services, wireline EFI&T services, RF engineering, integration engineering, deployment engineering, engineering services, wireless EFI&T services, software, or circuit audits, retrofits or software development, but shall specifically exclude any OEM telecom company or electronic manufacturing services (contract manufacturing) company. The geographic area for purposes of this restriction is the area(s) within the United States and of any Company office or facility in which, from which, or in relation to which Employee performed services for the Company;

(b) Have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by Employee of any stock listed on any national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by Employee does not exceed five percent (5%) of the total outstanding stock of such corporation;

(c) Solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during Employee’s employment with the Company and which Employee either: (a) called on, serviced, did business with or had contact with during his employment; or (b) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or

(d) Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate their employment with the Company and/or to accept employment elsewhere.

EXECUTIVE acknowledges that he has carefully read the above new section 7.4 and has considered all its terms and conditions. EXECUTIVE agrees that said restraints are necessary for the reasonable and proper protection of the COMPANY and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. EXECUTIVE understands that a remedy at law for any breach or threatened breach of new section 7.4 as set forth herein would be inadequate, or will cause damage to the COMPANY in an amount difficult to ascertain. EXECUTIVE therefore agrees that the COMPANY shall be entitled to temporary and injunctive relief by any competent court in case of any such breach or threatened breach, without proof of actual damages that have been or may be caused to the COMPANY, and without bond, in addition to any other relief to which the COMPANY may be entitled. Additionally, any period or periods of breach of new section 7.4 shall not count toward the restricted period in new section 7.4 but shall instead be added to the restrictive period.

Should any provision of new section 7.4 be held by a court of competent jurisdiction to be enforceable only if modified, the Parties agree that any such court is expressly authorized to modify any such unenforceable provision of new section 7.4 in lieu of severing such unenforceable provision from the Employment Agreement and this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

8. Breach. In the event of EXECUTIVE’s breach of any terms of this Agreement, or any of the continuing obligations of the EXECUTIVE under the Employment Agreement, COMPANY may pursue any and all remedies allowable under state and federal law. Depending on the interpretation of applicable law, these remedies might include monetary damages, equitable relief, and recoupment of the consideration described in Paragraph 1 of this Agreement. In the event that any party commences an action for damages, injunctive relief, or to enforce the provisions of this Agreement, the prevailing party in any such action shall be entitled to an award of its reasonable attorney’s fees and all costs, including appellate fees and costs, incurred in connection therewith as determined by the court in any such action.

9. Voluntary Agreement. EXECUTIVE acknowledges that he may consult with an attorney before he signs this Agreement. EXECUTIVE understands he has sixty (60) days within which to decide whether to sign this Agreement, although he may sign this Agreement at any time within the 60 day period. The Parties expressly agree that any change to the offer, whether material or immaterial, does not restart the running of the 60 day consideration period. If he does sign the Agreement, he will have an additional seven (7) days after he signs it to change his mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Jimmy “Skip” Hulett, 6400 International Parkway Suite 1000, Plano, Texas 75093, by 5:00 P.M. on or before the seventh day following his signing of this Agreement. EXECUTIVE understands that the Agreement will not become effective until after that seven-day period has passed and all assets and equipment provided to him for the performance of his duties has been returned prior to the extinguishment of the seven-day period. EXECUTIVE knowingly and voluntarily agrees to all of the terms in this Agreement and intends to be bound legally by them.

10. Non-Admission. The Parties expressly acknowledge that the fact and terms of the Agreement are not an admission or concession by COMPANY of any liability or other wrongdoing under any law.

11. Modifications. No modification of this Agreement shall be effective unless it is in writing duly signed by all of the Parties hereto.

12. Severability. The Parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including but not limited to the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the Parties hereto shall be governed by the laws of the state of Texas without regard to its conflict of law rules. The Parties agree to venue and jurisdiction in the state and federal courts located in Texas.

14. Return of Assets, Equipment, Materials and Information. EXECUTIVE acknowledges that all materials and information received or generated by him in connection with his employment with the COMPANY, including but not limited to confidential and proprietary information set forth in Paragraph 6, are the sole property of COMPANY. EXECUTIVE acknowledges that, by the close of business on the Separation Date, he has returned to COMPANY all company property, including but not limited to confidential and proprietary information set forth in Paragraph 6, office keys, security and credit cards, files, product information, and computer hardware and software (EXECUTIVE confirms he has returned or disabled the original software and all copies in his possession) as requested by the COMPANY. EXECUTIVE agrees to return, no later than the close of business on the Separation Date, all

COMPANY materials and information and all copies thereof that are located or stored, electronically or otherwise, at his home and/or another site other than COMPANY’s offices as requested by the COMPANY. EXECUTIVE also agrees to return no later than the close of business on the Separation Date, all assets and equipment provided to him for the performance of his duties as requested by the COMPANY.

15. Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter. The Parties understand and acknowledge that this Agreement is made without reliance upon any statement or representation other than those expressly described herein.

16. Non-Disparagement. EXECUTIVE agrees that he will not disparage or criticize the past or present decisions, policies or practices of COMPANY or its officers and executives, and that he will not make disparaging statements about COMPANY, its officers, executives, or any individual or entity with whom COMPANY has or may have a business or personal relationship. COMPANY agrees it will not disparage or defame EXECUTIVE.

17. Section 409A. For purposes of the rules under Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. It is intended that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). In addition, to the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which the EXECUTIVE participated during the term of the EXECUTIVE’s employment with the COMPANY or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year, (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

18. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument but all such counterparts shall constitute one agreement. The Parties agree a facsimile signature or PDF of an original signature sent via email shall be deemed to be original signatures.

[Signature Page Follows]

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

JOSEPH M. GOODMAN

Dated: January 15, 2015	/s/ Joseph M. Goodman

GOODMAN NETWORKS, INC.

Dated: January 15, 2015	/s/ Monty West
MONTY WEST
Executive Vice President Human Resources

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